As filed with the Securities and Exchange Commission on May 31, 2023

No. 333-227948

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHERN OIL AND GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3848122
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4350 Baker Road – Suite 400 Minnetonka, Minnesota	55343
(Address of Principal Executive Offices)	(Zip Code)

Northern Oil and Gas, Inc. 2018 Equity Incentive Plan

(Full title of the plan(s))

Erik J. Romslo

Chief Legal Officer and Secretary

4350 Baker Road – Suite 400

Minnetonka, Minnesota 55343

(Name and address of agent for service)

(952) 476-9800

(Telephone number, including area code, of agent for service)

With copies to:

Matthew R. Pacey, P.C.

Bryan D. Flannery

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Tel: (713) 836-3600

Fax: (713) 836-3601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

The Registrant is filing this Post-Effective Amendment No. 1 to Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 23, 2018 (Registration Statement No. 333-227948) (the “Prior Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Northern Oil and Gas, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). The Registrant registered a total of 18,992,502 shares of Common Stock under the Prior Registration Statement.

The Registrant has since adopted a new incentive plan, the Northern Oil and Gas, Inc. Amended and Restated 2018 Equity Incentive Plan (the “A&R 2018 Plan”), which replaces the 2018 Plan as of May 25, 2023 (the “Effective Date”), the date the Registrant’s stockholders approved the A&R 2018 Plan. No future awards will be made under the 2018 Plan. According to the terms of the A&R 2018 Plan, the 279,641 shares of Common Stock (the “Carryover Shares”) that remained available for grant under the 2018 Plan as of May 25, 2023 are available for issuance under the A&R 2018 Plan. The Carryover Shares are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8, the Registrant is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register (a) the shares of Common Stock now available for offer or sale pursuant to the A&R 2018 Plan and (b) up to 254,988 shares of Common Stock which were subject to outstanding awards under the 2018 Plan as of the Effective Date and will be available for issuance for future awards under the A&R 2018 Plan to the extent that, on or after the Effective Date, such awards expire, are cancelled, are forfeited or are settled for cash. From time to time, the Registrant may file additional post-effective amendments to the Prior Registration Statement to deregister and transfer such shares to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on May 31, 2023.

Northern Oil and Gas, Inc.

By:	/s/ Nicholas O’Grady
Nicholas O’Grady Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas O’Grady Nicholas O’Grady	Chief Executive Officer (Principal Executive Officer)	May 31, 2023

/s/ Chad Allen Chad Allen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officers)	May 31, 2023

* Bahram Akradi	Chairman of the Board of Directors	May 31, 2023

* Lisa Bromiley	Director	May 31, 2023

* Roy Easley	Director	May 31, 2023

* Michael Frantz	Director	May 31, 2023

/s/ William Kimble William Kimble	Director	May 31, 2023

* Jack King	Director	May 31, 2023

/s/ Stuart Lasher Stuart Lasher	Director	May 31, 2023

/s/ Jennifer Pomerantz Jennifer Pomerantz	Director	May 31, 2023

*

Erik J. Romslo, by signing his name hereto, does hereby sign this registration statement on behalf of each of the above-named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Erik J. Romslo
Erik J. Romslo Attorney-in-Fact

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